Exhibit 99.1

CONTACT:

Jill Smith Director, Corporate Communications 240.449.1250 jsmith@panacos.com	Peyton Marshall EVP and Chief Financial Officer 617.926.1551 pmarshall@panacos.com

Panacos Secures $20 Million Debt Financing

Watertown, MA (June 28, 2007) – Panacos Pharmaceuticals, Inc. (NASDAQ: PANC), a biotechnology company dedicated to developing the next generation of antiviral therapeutic products, announced that it has closed a $20 million term loan agreement today with Hercules Technology Growth Capital, Inc. (NASDAQ: HTGC). Under the terms of the loan agreement, Hercules has advanced $10 million to the Company immediately upon closing. The Company plans to draw the remaining $10 million prior to September 30, 2007.

“This financing extends Panacos’ cash runway in a relatively non-dilutive form, and provides us with additional strategic flexibility as we continue to advance our pipeline of antiviral programs,” said Alan W. Dunton, M.D., Panacos’ Chief Executive Officer. “We are pleased to enter this relationship with Hercules, and will benefit from their experience and expertise in the biopharmaceutical industry.”

Under the agreement, only interest payments will be required for the first 12 months. Thereafter, the balance will be payable in equal monthly installments of principal and interest for 30 months.

As part of the transaction, the Company issued to Hercules a five-year warrant to purchase 646,900 shares of the Company’s common stock at an exercise price per share of $3.71.

About Panacos

Panacos is developing the next generation of anti-infective products through discovery and development of small molecule oral drugs for the treatment of HIV and other major human viral diseases. HIV infects approximately 1.7 million people in North America and Western Europe and approximately 40 million people worldwide.

Approximately 650,000 patients are treated annually for HIV in the United States and Western Europe. Resistance to currently available drugs is one of the most pressing problems in HIV therapy and the leading cause of treatment failure. Panacos’ proprietary discovery technologies are designed to combat resistance by focusing on novel targets in the virus life cycle, including virus maturation and virus fusion.

Panacos’ lead candidate, bevirimat (PA-457), is the first in a new class of oral HIV therapeutics under development called maturation inhibitors, discovered by Panacos scientists and their academic collaborators. Based on its novel mechanism of action, bevirimat is designed to have potent activity against a broad range of HIV strains, including those that are resistant to existing classes of drugs. The Company has completed seven clinical studies of bevirimat in over 300 subjects, showing significant reductions in viral load in HIV-infected subjects and a promising safety profile, and is currently in Phase 2b clinical trials. The Company also has a second-generation program in HIV maturation inhibition in clinical testing and a research program to develop oral HIV fusion inhibitors.

Except for the historical information contained herein, statements made herein, including those relating to the benefits of Panacos’ relationship with Hercules, bevirimat’s clinical development, the potential results of treatment with bevirimat and future clinical trials and clinical practice are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks as set forth in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein. The Company undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

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